EXHIBIT 99.1

Anixter Completes Amendment to Senior Unsecured Credit Facility
GLENVIEW, IL (Business Wire) November 7, 2013 - Anixter International Inc. (NYSE: AXE), today announced that its wholly owned operating subsidiary, Anixter Inc., amended today its 400 million senior unsecured revolving credit facility dated April 8, 2011.
The following key changes have been made to the revolving credit agreement:

•	Extend the maturity date to November 7, 2018

•	Reduced pricing; based on the current leverage ratio the applicable margin would decrease by 50 basis points to LIBOR plus 1.75 percent

•	Provide for the issuance of commercial letters of credit

•
Reset the restricted payments basket to the sum of $175 million plus 50 percent of cumulative consolidated net income from continuing operations for all fiscal quarters ending on and after September 27, 2013

•	Reset certain other restricted payments baskets to $7.5 million
All other material terms and conditions of the revolving credit agreement, which is guaranteed by Anixter International Inc., are similar to the prior credit agreement.
“We are pleased to complete the extension of the credit agreement to 2018, which validates Anixter’s strong financial profile,” commented Ted Dosch, Executive Vice President and CFO.  He continued, "The credit facility’s borrowing capacity, along with our strong cash flow and solid financial results, will continue to provide Anixter with the financial flexibility to support our strategic goals."

About Anixter
Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs; 2) more than 450,000 products and over $1 billion in inventory; 3) approximately 220 warehouses with 7 million square feet of space; and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at
anixter.com